Exhibit B

EXECUTION VERSION

ROLLOVER AGREEMENT

This ROLLOVER AGREEMENT (this “Agreement”), dated as of March 15, 2010, is entered into by and between CBT Holdings LLC, a Delaware limited liability company (the “Investor”), and Sage Parent Company, Inc., a Delaware corporation (“Parent”).

RECITALS

WHEREAS, the Investor is currently a stockholder of Sport Supply Group, Inc., a Delaware corporation (the “Company”), and is the owner of 2,044,072 shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”);

WHEREAS, subject to the terms and conditions of that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Parent, Sage Merger Company, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub shall merge with and into the Company with the Company as the surviving corporation (the “Merger”);

WHEREAS, subject to the terms and conditions of this Agreement, the Investor desires, immediately prior to the consummation of the Merger on the Closing Date, to contribute (the “Contribution”) to Parent 2,044,072 shares of Company Common Stock (the “Rollover Shares”) in exchange for that number of newly issued shares (the “Exchange Shares”) of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) equal to (i) the aggregate Merger Consideration and Restricted Share Consideration payable with respect to the Rollover Shares if the Rollover Shares had been cashed out in the Merger rather than exchanged for shares of Parent Common Stock pursuant to this Agreement, divided by (ii) the price per share at which the ONCAP Investors purchase shares of Parent Common Stock at the Closing;

WHEREAS, Parent and the Investor agree that the transactions contemplated by this Agreement are intended to, and shall, result in the Investor investing in shares of Parent Common Stock through the Contribution at the same price per share at which the ONCAP Investors and any other investors making an equity investment in Parent at Closing (through the rollover of equity or otherwise) shall acquire shares of Parent Common Stock at the Closing;

WHEREAS, Parent desires to issue to the Investor such Exchange Shares in exchange for the Investor’s contribution to Parent of the Rollover Shares;

WHEREAS, subject to the terms and conditions of the Equity Commitment Letter, dated as of the date hereof, by and between ONCAP Investment Partners II L.P. (“ONCAP”) and Parent, substantially simultaneously with the consummation of the Contribution, ONCAP and/or one or more of its affiliated funds, successors or assigns (together with ONCAP, the “ONCAP Investors”) will capitalize Parent with up to $89,616,369.16 in cash (or such lesser amount as may be required by the Equity Commitment Letter, the “Cash Equity Capitalization”), with such Cash Equity Capitalization to be contributed by Parent to Merger Sub immediately prior to the consummation of the Merger on the Closing Date, and Parent will issue to the ONCAP Investors newly issued shares of Parent Common Stock (the “ONCAP Shares”) as consideration for the Cash Equity Capitalization;

WHEREAS, for United States federal income tax purposes, it is intended that the contribution by the Investor of the Rollover Shares to Parent in exchange for the Exchange Shares, taken together with the Cash Equity Capitalization, will qualify as a transaction described in Section 351(a) of the Internal Revenue Code of 1986, as amended; and

WHEREAS, substantially simultaneously with the execution and delivery of this Agreement, Parent, the Investor and the ONCAP Investors will enter into a Stockholders Agreement substantially in the form attached as Exhibit A hereto (the “Stockholders Agreement”).

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

Section 1.               Contribution of the Rollover Shares.

1.1           Contribution of the Rollover Shares in Exchange for the Exchange Shares.  On the terms and conditions set forth herein, (i) the Investor agrees, at the closing of the Contribution (the “Closing”), to contribute to Parent the Rollover Shares, free and clear of any and all Liens (as defined in Section 3.2 below), in exchange for the issuance by Parent to the Investor of the Exchange Shares, and (ii) Parent agrees, at the Closing, to issue to the Investor the Exchange Shares in exchange for the contribution by the Investor to Parent of the Rollover Shares.

1.2           Closing.  The Closing shall occur immediately prior to the consummation of the Merger on the Closing Date (as defined in the Merger Agreement).  The Closing shall take place at the offices of Vinson & Elkins L.L.P., 3200 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201 or such other place as agreed upon by the parties.

1.3           Conditions to Closing.  The Closing shall be subject to the satisfaction of the following conditions unless waived in writing by Parent and the Investor (in the case of clause (a)), by Parent (in the case of clause (b)) or by the Investor (in the case of clause (c)):

(a)           Merger Agreement Conditions.  The conditions set forth in Article VII of the Merger Agreement (other than those conditions that can be satisfied only by virtue of this Agreement and those conditions that may only be satisfied as of the Closing) shall have been satisfied or waived and the parties to the Merger Agreement shall have indicated that they intend to consummate the Merger immediately following the consummation of the Contribution.

(b)           Representations, Warranties and Covenants of the Investor.  All representations and warranties made in this Agreement by the Investor shall be true and correct in all respects on the date when made and on and as of the date of the Closing (the “Closing Date”) with the same effect as if made on and as of the Closing Date, and the Investor shall have performed or complied in all material respects with all covenants and agreements to be performed by the Investor under this Agreement at or prior to the Closing Date.

(c)           Representations, Warranties and Covenants of Parent.  All representations and warranties made in this Agreement by Parent shall be true and correct in all respects on the date when made and on and as of the Closing Date with the same effect as if made on and as of the Closing Date, and Parent shall have performed or complied in all material respects with all covenants and agreements to be performed by Parent under this Agreement at or prior to the Closing Date.

1.4           Parent Deliveries.  At the Closing, Parent shall deliver to the Investor stock certificates representing the Investor’s Exchange Shares.

1.5           Investor Deliveries.  At the Closing, the Investor shall deliver to Parent stock certificates evidencing the Investor’s Rollover Shares, endorsed in blank (or together with duly executed stock powers in form and substance reasonably satisfactory to Parent).

Section 2.               Representations and Warranties of Parent.  Parent hereby represents and warrants to the Investor as follows:

2.1           Organization.  Parent is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware.

2.2           Authority.  Parent has the requisite corporate power and authority to enter into and deliver this Agreement, perform its obligations herein, and consummate the transactions contemplated hereby.  Parent has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Investor, this Agreement is a valid, legal and binding obligation of Parent, enforceable against Parent in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at Law or at equity).

2.3           Shares Duly Authorized; Capitalization.  All of the shares of Parent Common Stock to be issued to the Investor under this Agreement, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

2.4           No Conflicts; No Consents.  The execution and delivery of this Agreement by Parent, the performance by Parent of its obligations hereunder, and the consummation by Parent of the transactions contemplated hereby, do not and will not (a) conflict with Parent’s certificate of incorporation or bylaws, (b) materially violate or materially conflict with any constitution, law, ordinance, regulation, statute or treaty of any Governmental Entity (as defined in the Merger Agreement) (“Law”) applicable to Parent or any of Parent’s assets or properties or (c) violate or conflict with in any material respect, result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a default) under, any agreement to which Parent is a party or by which any of its assets or properties is bound.  No consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Entity, or any other Person (as defined in the Merger Agreement), on the part of Parent is required to be made or obtained in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, other than any filings as may be required under applicable state “Blue Sky” Laws.

Section 3.               Representations and Warranties of Investor.  The Investor hereby represents and warrants to Parent as follows:

3.1           Organization.  The Investor is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Delaware, having full power and authority under the Delaware Limited Liability Company Act and its Articles of Organization and its Operating Agreement to own its properties and to carry on its business as conducted.  The Investor’s principal place of business is 10877 Wilshire Boulevard, Suite 2200, Los Angeles, California 90024.

3.2           Ownership of the Rollover Shares.  The Investor is the record and beneficial owner of the Rollover Shares, free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances or arrangements whatsoever with respect to the ownership, transfer or other voting of the Rollover Shares (“Liens”).  Neither the Investor nor any of its affiliates is a party to, or bound by, any contract, arrangement, agreement, instrument or order (other than this Agreement and the Voting Agreement) (i) relating to the sale, repurchase, assignment or other transfer of any capital stock or equity securities of the Company, (ii) relating to the receipt of dividends, proxy rights or voting rights of any capital stock or other equity securities of the Company or (iii) relating to the rights to registration under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), of any capital stock or equity securities of the Company.

3.3           Authority.  The Investor has the requisite power and authority to enter into and deliver this Agreement, perform its obligations herein, and consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Investor and, assuming the due authorization, execution and delivery by Parent, this Agreement is a valid, legal and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at Law or at equity).

3.4           Investor Intent.  The Investor is acquiring the Exchange Shares for the Investor’s own account as principal, for investment purposes only, not for any other person or entity and not for the purposes of resale or distribution.  The Investor is not subscribing for the Exchange Shares from Parent in a fiduciary capacity.

3.5           Financial Status.  The Investor is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.  The Investor is able to bear the economic risk of an investment in shares of Parent Common Stock for an indefinite period of time, has adequate means of providing for its current financial needs and business contingencies, has no need for liquidity in the investment in shares of Parent Common Stock, understands that the Investor may not be able to liquidate its investment in Parent in an emergency, if at all, and can afford a complete loss of the investment. The Investor, in consummating the Contribution, if relying on any advice, is relying solely on the advice of its personal tax and legal advisor(s) with respect to the tax and other aspects of the Contribution.

3.6           Access to Information.  The Investor has been given the opportunity to ask questions of and receive answers from Parent and its representatives concerning (i) the terms and conditions of the issuance of the Parent Common Stock and the other transactions contemplated in connection with the Contribution and the Merger Agreement and (ii) the financial condition, operation and prospects of Parent after giving effect to the Merger.

3.7           No Other Representation.  The Investor has received no other representations or warranties from Parent or any other Person acting on behalf of the Company or Parent, other than those contained in Section 2 of this Agreement.

3.8           No Conflicts; No Consents.  The execution and delivery of this Agreement by the Investor, the performance by the Investor of its obligations hereunder and the consummation by the Investor of the transactions contemplated hereby do not and will not (a) conflict with the Investor’s Articles of Organization, Operating Agreement or other organizational documents, (b) materially violate or materially conflict with any Law applicable to the Investor or any of the Investor’s assets or properties or (c) violate or conflict with in any material respect, result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a default) under, any agreement to which the Investor is a party or by which any of its assets or properties is bound.  No consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Entity, or any other Person, is required to be made or obtained by the Investor in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby.

Section 4.               Agreements and Acknowledgements of the Investor.  The Investor hereby agrees and acknowledges to Parent as follows:

4.1           No Registration.  The Investor understands and agrees that the Exchange Shares are being acquired by the Investor in a transaction not involving any public offering within the meaning of the Securities Act, in reliance on an exemption therefrom.  The Investor understands that the Exchange Shares have not been, and will not be, approved or disapproved by the Securities and Exchange Commission or by any other federal or state agency, and that no such agency has passed on the accuracy or adequacy of disclosures made to the Investor by Parent.  No federal or state governmental agency has passed on or made any recommendation or endorsement of the Exchange Shares or an investment in Parent.

4.2           Limitations on Disposition and Resale.  The Investor understands and acknowledges that the Exchange Shares have not been and will not be registered under the Securities Act, or the securities laws of any state and, unless the Exchange Shares are so registered, they may not be offered, sold, transferred or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities laws of any state or foreign jurisdiction.  The Investor agrees not to sell, transfer or otherwise dispose of the Exchange Shares unless the Exchange Shares have been so registered or an exemption from the requirement of registration is available under the Securities Act and any applicable state securities laws.  The Investor further acknowledges and agrees that its ability to dispose of the Exchange Shares will be subject to restrictions contained in the Stockholders Agreement.  The Investor recognizes that there will not be any public trading market for Parent Common Stock and, as a result, the Investor may be unable to sell or dispose of its interest in Parent.  The Investor further acknowledges and agrees that, except as may be set forth in the Stockholders Agreement, Parent shall have no obligation to register shares of Parent Common Stock.

4.3           Legend.  The Investor acknowledges and agrees that the Exchange Shares received in the Contribution and represented by physical certificates will bear the following legend (or one to substantially similar effect):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS.  THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR LAWS.  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO A STOCKHOLDERS AGREEMENT DATED AS OF MARCH 14, 2010 BY AND AMONG SAGE PARENT COMPANY, INC. (THE “COMPANY”) AND THE OTHER PARTIES NAMED THEREIN.  THE TERMS OF SUCH STOCKHOLDERS AGREEMENT INCLUDE, AMONG OTHER THINGS, RESTRICTIONS ON TRANSFER.  A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

4.4           Newly Formed Entity.  The Investor recognizes that Parent was only recently formed and, accordingly, has no financial or operating history and that the investment in Parent is extremely speculative and involves a high degree of risk.

4.5           Release.

(a)           Effective as of the Closing Date, in consideration of the mutual covenants and agreements contained herein, including the consideration to be received by the Investor pursuant to the terms of the Merger Agreement and the Exchange Shares to be received in connection with the Contribution, the Investor, on behalf of itself and its Affiliates, and to the maximum extent permitted by applicable law its past and present directors, officers, managers, members, partners (limited and general), employees and agents (collectively, the “Releasing Parties”), hereby irrevocably releases and forever discharges the Company, Parent, the Company Subsidiaries, and their respective Affiliates, equityholders (including ONCAP, the ONCAP Investors and each of its respective Affiliates), and each of their respective past and present directors, officers, managers, members, partners (general and limited), employees and agents, and each of their respective successors, heirs, assigns, executors and administrators (collectively, the “Released Persons”), of and from any and all manner or causes of action and actions, claims, suits, rights, debts, sums of money, covenants, contracts, damages and judgments whatsoever, in law or in equity involving a Released Party which any Releasing Party has ever had or now has or which it hereafter can, shall or may have, against any Released Person, whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, for, upon or by reason of any matter relating to any Released Person, as applicable, arising at any time on or prior to the Closing Date  (including in connection with the Transactions and the Contribution), whether in his, her or its capacity as a  holder of Company Common Stock, a director of the Company, or otherwise, and the Released Persons shall not have liability with respect thereto; provided, that such release shall not cover claims or liabilities for (i) for indemnification or contribution of or to any Releasing Party in his, her or its capacity as an officer, member, manager or director of the Company or any Company Subsidiary, whether under such Person’s organizational documents or other agreement existing on the date hereof; or (ii) for amounts or securities owed pursuant to, or other rights set forth in, this Agreement or the Merger Agreement.

Section 5.               Support of the Transaction.  The Investor and Parent shall use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Contribution.

Section 6.               Attorneys’ Fees.  In the event of any litigation or other legal proceeding involving the interpretation of this Agreement or enforcement of the rights or obligations of the parties hereto, the prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and costs determined by a court or other adjudicator.

Section 7.               Governing Law, Severability, Consent to Jurisdiction, Waiver of Jury Trial.  This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely in such state, without giving effect to conflicts of law principles thereunder that would give effect to the laws of another jurisdiction.  Each of the parties hereto, on behalf of itself and its respective affiliates, (i) consents to submit to the personal jurisdiction of the Delaware Court of Chancery or the other courts of the State of Delaware, in each case in connection with any action arising out of, in connection with, in respect of, or in any way relating to the negotiation, execution and performance of this Agreement and the transactions contemplated hereby and waives any right to trial by jury with respect to any such matters.  Each party hereto, on behalf of itself and its respective affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of, in connection with, or in respect of this letter.  If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other persons or circumstances shall not be affected thereby, and that provision shall be enforced to the greatest extent permitted by law.

Section 8.               Notices.  All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, (ii) three (3) days after posting in the United States mail having been sent registered or certified mail return receipt requested, or (iii) delivered by telecopy and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:

(a)           If to Parent, to:
Sage Parent Company, Inc.
c/o ONCAP Investment Partners II L.P.
161 Bay Street, 48th Floor
Toronto, Ontario M5J 2S1
Attention: Mark Gordon

with copies to:

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, New York 10036
Telecopy No.:  (212) 326-2061
Attention:  Douglas A. Ryder, Esq. and Paul S. Scrivano, Esq.

(b)           If to the Investor, to:
CBT Holdings LLC
10877 Wilshire Boulevard, Suite 2200
Los Angeles, California 90024
Attention:  Mr. Kashif Sheikh

with a copy to:

Munger, Tolles & Olson LLP
355 South Grand Avenue, 35th Floor
Los Angeles, CA 90071
Telecopy No.:  (213) 683-5137
Attention:  Robert B. Knauss, Esq.

Section 9.               Assignment.  No party shall have the right or the power to assign or delegate any provision of this Agreement except with the prior written consent of Parent, in the case of an assignment or delegation by the Investor, or with the prior written consent of the Investor, in the case of an assignment or delegation by Parent.  Except as provided in the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties’ respective successors, assigns, executors and administrators.

Section 10.             Counterparts.  This Agreement may be executed in counterparts, including via facsimile, each of which shall be deemed an original and all of which taken together, shall constitute one and the same document.

Section 11.             Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only in a writing executed by the party to be bound thereby.  This Agreement supersedes all prior and contemporaneous agreements of the parties hereto, whether written, oral or otherwise, that directly or indirectly bear on the subject matter hereof.

Section 12.             Termination of Agreement.  This Agreement shall terminate on the earlier of (i) the mutual written consent of Parent and the Investor and (ii) the termination of the Merger Agreement pursuant to its terms.

Section 13.             Remedies.  The Investor agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  Accordingly, the Investor agrees that, in the event of any breach or threatened breach by the Investor of any covenant or obligation in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to Parent whether in law or in equity) to seek and obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.  The Investor agrees that Parent shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to Parent obtaining any remedy referred to in this Section 13, and the Investor irrevocably waives any right the Investor may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Notwithstanding anything to the contrary contained in this Agreement, no former, current or future directors, officers employees, Affiliates, general or limited partners, stockholders, managers, members, financing sources, assignees, agents or other Representatives of Parent, or any direct or indirect holder of any equity interests or securities of Parent (collectively, the “Party Affiliates”), shall have any liability or obligation of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby, and the Investor hereby waives and releases all claims against such Party Affiliates for any such liability or obligation.

Section 14.             No Third Party Beneficiaries.  This Agreement shall be binding on the undersigned solely for the benefit of the undersigned parties to this Agreement, and nothing set forth herein shall be construed to confer upon or give to any person other than the parties to this Agreement any benefits, rights, or remedies under or by reason of, or any rights to enforce or cause such parties to enforce, the transactions contemplated hereby or any provision of this Agreement.

Section 15.             Further Assurances.  Subject to the terms and conditions provided herein, each party hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable laws and regulations or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement.  The parties agree to report, for federal income tax purposes, that the transaction contemplated by this Agreement qualifies as a transaction described in Section 351(a) of the Internal Revenue Code of 1986, as amended.

[Signature page follows]

IN WITNESS WHEREOF, the parties have hereby executed this Rollover Agreement as of the date first above written.

SAGE PARENT COMPANY, INC.

By:	/s/ Michael Lay
Name: Michael Lay
Title: President

CBT HOLDINGS LLC

By:	/s/ Kashif Sheikh
Name: Kashif Sheikh
Title: Manager

[CBT ROLLOVER AGREEMENT]

EXHIBIT A

STOCKHOLDERS’ AGREEMENT